UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13D-1(b)(c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)


                          THE NASDAQ STOCK MARKET, INC.
                          -----------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                     631103
                                     ------
                                 (CUSIP Number)



                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |  Rule 13d-1(b)
| |  Rule 13d-1(c)
|X|  Rule 13d-1(d)



                                 1 of 4 Pages

                                  SCHEDULE 13G

-----------------------                              -------------------------
CUSIP No. 631103                                             Page 2 of 4 Pages
-----------------------                              -------------------------

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


        The National Association of Securities Dealers, Inc.
-------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        Not applicable                                                (a) [ ]
                                                                      (b) [ ]

------- -----------------------------------------------------------------------

3       SEC USE ONLY



------- -----------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION


        Delaware
-------------------------------------------------------------------------------
                              |  5  |    SOLE VOTING POWER
                              |     |
                              |     |
                              |     |    76,994,871
                              |-----|------------------------------------------
            NUMBER OF         |  6  |    SHARED VOTING POWER
              SHARES          |     |
           BENEFICIALLY       |     |
             OWNED BY         |     |
               EACH           |-----|------------------------------------------
             REPORTING        |  7  |    SOLE DISPOSITIVE POWER
              PERSON          |     |
               WITH           |     |
                              |     |    76,994,871
                              |------------------------------------------------
                              |  8  |    SHARED DISPOSITIVE POWER
                              |     |
                              |     |
                              |     |
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          76,994,871

-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]

-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          68.9%
-------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          OO
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1 (a) Name of Issuer:

           The Nasdaq Stock Market, Inc.

Item 1 (b) Address of Issuer's Principal Executive Offices:

           One Liberty Plaza
           New York, New York 10006

Item 2 (a) Name of Person Filing:

           The National Association of Securities Dealers, Inc.

Item 2 (b) Address of Principal Business Office:

           1735 K Street, N.W.
           Washington, DC 20006

Item 2 (c) Citizenship:

           Delaware

Item 2 (d) Title of Class of Securities:

           Common Stock, par value $0.01 per share

Item 2 (e) CUSIP Number:

           631103

Item 3     Not Applicable

Item 4     Ownership:

           (a)  Amount Beneficially Owned: 76,995,171
           (b)  Percent of Class:  68.9%
           (c)  Number of Shares as to which the person has:

                (i)     Sole power to vote or to direct the vote:  76,995,171

                (ii)    Shared power to vote or to direct the vote:

                (iii)   Sole power to dispose or to direct the disposition of:
                        76,995,171

                (iv)    Shared power to dispose or to direct the disposition of:


Item 5     Ownership of Five Percent or Less of a Class:

           Not Applicable

                                Page 3 of 4 Pages

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

           Not Applicable

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification:

           Not Applicable

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   February 14, 2002




/s/  T. Grant Callery
-----------------------------------------------------
Signature

Name:  T. Grant Callery
Title:  Senior Vice President and General Counsel


                                Page 4 of 4 Pages